Exhibit 99.1
Contact:	Media Relations Jeanmarie McFadden 212-762-6901	Investor Relations William Pike 212-761-0008

Morgan Stanley Reports Third Quarter Results

Quarterly EPS from Continuing Operations of $1.38
ROE from Continuing Operations of 17%
Record Net Revenues, Net Income and EPS for First Nine Months of FY07

NEW YORK, September 19, 2007 - Morgan Stanley (NYSE: MS) today reported income from continuing operations for the third quarter ended August 31, 2007 of $1,474 million, a decrease of 7 percent from $1,588 million in the third quarter of 2006.  Diluted earnings per share from continuing operations were $1.38 compared with $1.50 a year ago.  Net revenues were $8.0 billion, 13 percent above last year's third quarter.  Non-interest expenses of $5.7 billion increased 18 percent from last year.  The annualized return on average common equity from continuing operations was 17.2 percent in the current quarter compared with 23.3 percent in the third quarter of 2006.

For the first nine months of 2007, income from continuing operations was a record $6,151 million, a 41 percent increase from $4,353 million a year ago.  Diluted earnings per share from continuing operations were a record $5.79 compared with $4.12 last year.  Net revenues rose 29 percent to a record $28.5 billion and non-interest expenses increased 24 percent to $19.2 billion.  The annualized return on average common equity from continuing operations was 25.5 percent compared with 22.4 percent a year ago.

The results for Discover Financial Services prior to its spin-off on June 30, 2007 are reported in discontinued operations on an after-tax basis.  Including these results, net income for the quarter was $1,543 million, a decrease of 17 percent from $1,851 million in the third quarter of 2006.  For the first nine months of 2007, net income was a record $6,797 million, a 29 percent increase from $5,266 million a year ago.  Diluted earnings per share were $1.44 for the quarter compared with $1.75 in the third quarter of 2006, and the annualized return on average common equity for the third quarter was 17.1 percent compared with 22.7 percent a year ago.  For the first nine months, diluted earnings per share were a record $6.40 compared with $4.99 a year ago, and the annualized return on average common equity was 24.9 percent compared with 22.6 percent last year.

Business Highlights

•	Institutional Securities achieved net revenues of $5.0 billion, up 2 percent from last year, although down from the record second quarter.
•	Investment Banking revenues increased 45 percent to $1.4 billion from the third quarter of 2006. Morgan Stanley ranked #1 in Global Completed M&A and #2 in Global Announced M&A1and our pipeline remains strong.
•
Equity sales and trading net revenues increased 16 percent to $1.8 billion from last year. Record results in derivatives and prime brokerage and record trading volumes in our core equity business were partly offset by significant trading losses in quantitative strategies.

•
Fixed income sales and trading net revenues decreased 3 percent to $2.2 billion from last year, as significantly lower revenues in credit products were offset by record revenues in interest rate & currency products.

•
Other sales and trading included losses of approximately $940 million due to the marking to market of loans as well as closed and pipeline commitments.  These losses reduced third quarter earnings per share from continuing operations by approximately $0.33.  The markdowns reflect the illiquidity created by current market conditions.

•
Global Wealth Management delivered its sixth consecutive quarter of improved performance – with the third highest quarterly net revenues ever and a pre-tax margin of 17 percent.  Client inflows of nearly $15 billion reached all-time highs, and annualized revenue per global representative was a record $817,000.

•
Asset Management recorded its fourth consecutive quarter of net positive flows.  Record net customer inflows for the quarter of $20.8 billion compared with $9.3 billion in the prior quarter.  Assets under management reached $577 billion at quarter-end, a 25 percent increase from a year ago.

John J. Mack, Chairman and CEO, said, “Morgan Stanley’s diversification across businesses and regions helped us deliver ROE of 17.2% this quarter, despite the impact of the severe market disruption on some areas of the Firm--including our credit products, leveraged lending and quantitative strategies businesses.  Even with these turbulent markets, Morgan Stanley still delivered strong performances across many core businesses and achieved record results in our prime brokerage, derivatives and interest rate & currencies businesses.  In addition, we continued making progress in executing our growth plans and vastly improving performance in Asset Management and Global Wealth Management.

1 Source: Thomson Financial – for the period January 1, 2007 to August 31, 2007

“As always, the people of Morgan Stanley remain intensely focused on helping our clients navigate the constantly changing markets and seizing the opportunities they offer our clients and the Firm.  In the months ahead, we will continue to leverage our diverse, global franchise to create value for our clients and shareholders.”

INSTITUTIONAL SECURITIES
Institutional Securities posted pre-tax income2 of $1.5 billion, down 22 percent from $1.9 billion in the third quarter of 2006.  Net revenues of $5.0 billion were 2 percent higher than a year ago.  The quarter’s pre-tax margin was 30 percent compared with 39 percent in last year’s third quarter.  The quarter’s return on average common equity was 16 percent compared with 30 percent a year ago.
•	Advisory revenues were $664 million, a 50 percent increase from last year’s third quarter.
•
Underwriting revenues of $775 million increased 41 percent from last year’s third quarter.  Equity underwriting revenues were $429 million, an 81 percent increase from the prior year’s third quarter and fixed income underwriting revenues increased 11 percent to $346 million over the same period.

•
Fixed income sales and trading net revenues were $2.2 billion, a 3 percent decrease from the third quarter of 2006.  The decrease was driven by significantly lower credit revenues as spread widening, lower liquidity and higher volatility resulted in lower origination, securitization and trading results across most products.  Commodities revenues were down on lower trading results. These decreases were partly offset by record results in interest rate & currency products, which benefited from stronger revenues in interest rates and foreign exchange.  Fixed income sales and trading also benefited by approximately $290 million from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•
Equity sales and trading net revenues were $1.8 billion, an increase of 16 percent from last year’s third quarter.  Record results in derivatives and prime brokerage were partly offset by trading losses in quantitative strategies of approximately $480 million resulting from unfavorable positioning as the market significantly reduced leverage late in the quarter.

2 Represents income from continuing operations before gains / losses from unconsolidated investees and taxes.

•
Other sales and trading net losses of $877 million primarily reflect losses of approximately $940 million from marking to market loans and closed and pipeline commitments, largely related to acquisition financing provided to non-investment grade companies.

•	Investment revenues were $217 million compared with $114 million in the third quarter of last year.
•
The Company’s aggregate average trading VaR measured at the 95 percent confidence level was $87 million compared with $56 million in the third quarter of 2006 and $81 million in the second quarter of 2007.  Total aggregate average trading and non-trading VaR was $91 million compared with $66 million in the third quarter of 2006 and $87 million in the second quarter of 2007.  At quarter-end, the Company’s aggregate trading VaR was $81 million, and the aggregate trading and non-trading VaR was $84 million, down from $86 million and $93 million, respectively, at the end of this year’s second quarter.  The Company actively reduced positions during the quarter, but the change in market conditions implied higher volatility and higher risk as measured by VaR for these reduced exposures.

•
Non-interest expenses were $3.5 billion, an increase of 17 percent from the third quarter of last year.  Non-compensation expenses increased from a year ago primarily as a result of higher levels of business activity, business investment and operating expenses associated with Saxon Capital, TransMontaigne and Heidenreich Marine, Inc.  Compensation costs in the current quarter were higher than a year ago as the prior year included an adjustment in the compensation ratio based on an assessment of 2006 compensation levels.

For the first eight months of calendar 2007, the Company ranked first in global completed M&A with a 32 percent market share, second in global announced M&A with a 30 percent market share, second in global IPOs with an 8 percent market share, fourth in global equity and equity-related issuances with an 8 percent market share and fifth in global debt issuance with a 6 percent market share.1

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group's pre-tax income for the third quarter was $287 million, a 78 percent increase from $161 million in the third quarter of last year.  The quarter's pre-tax margin was 17 percent compared with 12 percent in last year's third quarter.  The quarter's return on average common equity was 39 percent compared with 15 percent a year ago, reflecting the increase in net income and lower capital allocated to the business.

•
Net revenues of $1.7 billion were up 23 percent from a year ago reflecting stronger transactional revenues including higher revenues from underwriting activity, higher asset management revenues resulting from growth in fee-based products and higher net interest revenue from growth in the bank deposit sweep program.

•
Non-interest expenses were $1.4 billion, up 15 percent from a year ago.  Compensation costs increased from a year ago, primarily reflecting higher revenues and investment in the business.  Non-compensation expenses were flat to a year ago as expenses associated with higher levels of business activity were offset by an insurance reimbursement related to a litigation matter.

•
Total client assets were $734 billion, a 14 percent increase from last year’s third quarter.  Client assets in fee-based accounts rose 15 percent to $211 billion over the last 12 months and represent 29 percent of total assets.

•
The 8,341 global representatives at quarter-end achieved record average annualized revenue per global representative of $817,000 and near record total client assets per global representative of $88 million.

ASSET MANAGEMENT
Asset Management’s pre-tax income for the third quarter was $491 million compared with $155 million in the third quarter of last year.  The quarter’s pre-tax margin was 36 percent compared with 18 percent a year ago and the return on average common equity was 35 percent compared with 15 percent in last year’s third quarter.
•
Net revenues increased 61 percent to $1.4 billion from last year’s third quarter primarily reflecting higher asset management and administration fees due to an increase in assets under management and higher performance fees from the alternatives business, including FrontPoint Partners.  The increase was also driven by investment gains in the private equity and real estate businesses, including revenues associated with employee deferred compensation and co-investment plans.

•
Non-interest expenses increase 27 percent to $873 million from a year ago driven by higher compensation costs resulting from both increased revenues and the continued investment in the private equity and alternatives businesses, which was partially offset by an adjustment in the compensation ratio reflecting our current assessment of full-year compensation levels.  Non-compensation expenses increased from last year due to higher levels of business investment and business activity.

•
Asset Management generated record net customer inflows of $20.8 billion for the quarter, which represented the fourth consecutive quarter of positive flows.  This compared with $1.8 billion of net outflows a year ago and was more than double the flows recorded in the second quarter of this year.  Institutional money market products increased significantly in the quarter as the business continued to expand relationships with existing and new investors.  The quarter also reflected positive long-term flows across most distribution channels.

•
Assets under management or supervision at August 31, 2007 were $577 billion, up $114 billion, or 25 percent, from a year ago, driven by increases in alternative, equity and institutional money market asset classes.  These increases primarily resulted from market appreciation and net customer inflows.

•
The percent of the Company's long-term fund assets performing in the top half of the Lipper rankings was 41 percent over one year, 60 percent over three years, 69 percent over five years and 78 percent over 10 years.

OTHER MATTERS
The quarter’s results reflect an effective tax rate from continuing operations of 34.4 percent, up from 29.9 percent a year ago.  The third quarter of 2006 reflected a year-to-date adjustment due to a change in the geographic mix of earnings.

As of August 31, 2007, the Company repurchased approximately 42 million shares of its common stock since the end of fiscal 2006.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on October 31, 2007, to common shareholders of record on October 12, 2007.  The Company also announced that its Board of Directors declared a quarterly dividend of $387.17 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.38717) to be paid on October 15, 2007 to preferred shareholders of record on September 30, 2007.

Total capital as of August 31, 2007 was $187.5 billion, including $40.1 billion of common shareholders' equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $32.14, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 32 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A and "Certain Factors Affecting Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Aug 31, 2007	Aug 31, 2006	May 31, 2007	Aug 31, 2006	May 31, 2007	Aug 31, 2007	Aug 31, 2006	Change
Net revenues
Institutional Securities	$4,983	$4,894	$7,429	2%	(33%)	$19,574	$15,635	25%
Global Wealth Management Group	1,683	1,371	1,642	23%	2%	4,836	4,060	19%
Asset Management	1,364	845	1,509	61%	(10%)	4,241	2,480	71%
Intersegment Eliminations	(72)	(46)	(56)	(57%)	(29%)	(175)	(185)	5%
Consolidated net revenues	$7,958	$7,064	$10,524	13%	(24%)	$28,476	$21,990	29%

Income before taxes (1)
Institutional Securities	$1,501	$1,915	$2,950	(22%)	(49%)	$7,296	$5,521	32%
Global Wealth Management Group	287	161	264	78%	9%	777	339	129%
Asset Management	491	155	303	*	62%	1,173	583	101%
Intersegment Eliminations	(14)	13	7	*	*	(1)	12	(108%)
Consolidated income before taxes	$2,265	$2,244	$3,524	1%	(36%)	$9,245	$6,455	43%

Earnings per basic share:
Income from continuing operations	$1.45	$1.57	$2.35	(8%)	(38%)	$6.08	$4.29	42%
Discontinued operations (2)	$0.07	$0.26	$0.22	(73%)	(68%)	$0.65	$0.90	(28%)
Earnings per basic share	$1.52	$1.83	$2.57	(17%)	(41%)	$6.73	$5.19	30%

Earnings per diluted share:
Income from continuing operations	$1.38	$1.50	$2.24	(8%)	(38%)	$5.79	$4.12	41%
Discontinued operations (2)	$0.06	$0.25	$0.21	(76%)	(71%)	$0.61	$0.87	(30%)
Earnings per diluted share	$1.44	$1.75	$2.45	(18%)	(41%)	$6.40	$4.99	28%

Average common shares outstanding
Basic	1,002,330,181	1,010,468,365	996,544,761			1,002,687,312	1,014,846,804
Diluted	1,057,495,875	1,055,664,392	1,045,643,087			1,053,683,836	1,055,811,711
Period end common shares outstanding	1,062,450,986	1,058,664,567	1,051,690,047			1,062,450,986	1,058,664,567

Return on average common equity
from continuing operations	17.2%	23.3%	29.4%			25.5%	22.4%
Return on average common equity	17.1%	22.7%	27.4%			24.9%	22.6%

(1)	Represents consolidated income from continuing operations before gain/(loss) from unconsolidated investees, taxes and gain/(loss) from discontinued operations.
(2)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
Aug 31, 2007	Aug 31, 2006	May 31, 2007	Aug 31, 2006	May 31, 2007	Aug 31, 2007	Aug 31, 2006	Change
Investment banking	$1,659	$1,138	$1,913	46%	(13%)	$4,799	$3,252	48%
Principal transactions:
Trading	1,381	2,843	4,838	(51%)	(71%)	10,377	9,488	9%
Investments	558	300	1,004	86%	(44%)	2,442	1,229	99%
Commissions	1,264	880	1,123	44%	13%	3,392	2,794	21%
Asset management, distribution and admin. fees	1,701	1,312	1,596	30%	7%	4,776	3,901	22%
Servicing income	32	0	42	*	(24%)	109	0	*
Interest and dividends	14,405	12,021	15,400	20%	(6%)	43,976	31,483	40%
Available for sale securities	(18)	0	0	*	*	(18)	0	*
Other	248	119	279	108%	(11%)	764	367	108%
Total revenues	21,230	18,613	26,195	14%	(19%)	70,617	52,514	34%
Interest expense	13,272	11,549	15,671	15%	(15%)	42,141	30,524	38%
Net revenues	7,958	7,064	10,524	13%	(24%)	28,476	21,990	29%

Compensation and benefits	3,596	3,085	4,994	17%	(28%)	13,365	10,682	25%
Occupancy and equipment	279	233	279	20%	--	818	658	24%
Brokerage, clearing and exchange fees	459	339	366	35%	25%	1,186	971	22%
Information processing and communications	302	274	286	10%	6%	865	805	7%
Marketing and business development	190	147	199	29%	(5%)	542	422	28%
Professional services	507	459	510	10%	(1%)	1,436	1,281	12%
Other	360	283	366	27%	(2%)	1,019	716	42%
Total non-interest expenses	5,693	4,820	7,000	18%	(19%)	19,231	15,535	24%

Income from continuing operations before gain/(loss) from unconsolidated investees and taxes	2,265	2,244	3,524	1%	(36%)	9,245	6,455	43%
Gain/(loss) from unconsolidated investees	(19)	20	(20)	(195%)	5%	(65)	25	*
Provision for income taxes	772	676	1,141	14%	(32%)	3,029	2,127	42%
Income from continuing operations	1,474	1,588	2,363	(7%)	(38%)	6,151	4,353	41%
Discontinued operations (1)
Gain/(loss) from discontinued operations	111	399	349	(72%)	(68%)	1,024	1,435	(29%)
Income tax benefit/(provision)	(42)	(136)	(130)	69%	68%	(378)	(522)	28%
Gain/(loss) from discontinued operations	69	263	219	(74%)	(68%)	646	913	(29%)
Net income	$1,543	$1,851	$2,582	(17%)	(40%)	$6,797	$5,266	29%
Preferred stock dividend requirements	$17	$-	$17	*	--	$50	$-	*
Earnings applicable to common shareholders	$1,526	$1,851	$2,565	(18%)	(41%)	$6,747	$5,266	28%

Return on average common equity
from continuing operations	17.2%	23.3%	29.4%			25.5%	22.4%
Return on average common equity	17.1%	22.7%	27.4%			24.9%	22.6%
Pre-tax profit margin (2)	29%	32%	34%			33%	29%
Compensation and benefits as a % of net revenues	45%	44%	48%			47%	49%

(1)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(2)	Income before taxes, excluding gain/(loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.